SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  January 8, 2018

NORTECH SYSTEMS INCORPORATED

(Exact name of registrant as specified in charter)

Minnesota	0-13257	41-16810894
(State or other jurisdiction	(Commission	IRS Employer
of incorporation)	File Number)	Identification No.)

7550 Meridian Circle N, Maple Grove, MN 55369

(Address of principal executive offices)

(952) 345-2244

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Constance Beck Employment Agreement

On January 8, 2018, Nortech Systems Incorporated (the “Company”) entered into an Employment Agreement with Constance Beck, the Company’s Chief Financial Officer (the “Agreement”).  The initial term of the Agreement is two years but it may be extended for an additional one year period by mutual consent of the parties.  Under the Agreement, Ms. Beck is entitled to receive an annual salary of $200,000 during the first year of the Agreement’s term, which annual salary may thereafter be increased in the Board of Director’s (the “Board”) sole discretion or decreased with Ms. Beck’s consent.  Ms. Beck is eligible for bonus compensation (the “Bonus Payment”) based upon her satisfaction of specific criteria to be determined for each calendar year by the Company’s Compensation Committee, with a stated payout percentage of up to 35% of base salary under the bonus plan. For the bonus plan year of 2018, Ms. Beck is guaranteed 50% of the bonus for which she is eligible ($35,000); provided, that Ms. Beck remains employed by the Company at the time payment is due.  Ms. Beck may participate in the Company’s benefit plans that are currently and hereafter maintained by the Company and for which she is eligible, including, without limitation, 401(k), pension and other benefit plans.

Upon entering into the Agreement, and pursuant thereto, the Company granted Ms. Beck a 20,000 share non-qualified stock option under the Company’s 2017 Stock Incentive Plan that will vest annually in three equal installments. Ms. Beck’s stock option has an exercise price of $3.77 per share, equal to the fair market value of the Company’s common stock on the grant date and expires on January 8, 2028.

The Agreement has customary non-competition, non-solicitation and confidentiality provisions.

Under the Agreement, if Ms. Beck’s employment is terminated by the Company without Cause (as defined in the Agreement) or by Ms. Beck for Good Reason (as defined in the Agreement), so long as she has signed and has not revoked a release agreement, she will be entitled to receive severance comprised of (i) her base salary in effect at time of termination for the longer of (a) the remainder of the term of the Agreement or (b) twelve months and (ii) the earned Bonus Payment, prorated for the year in which her employment is terminated through her employment termination date.

If Ms. Beck’s employment is terminated within 12 months after a Change of Control (as defined in the Agreement) by the Company without Cause or by Ms. Beck for Good Reason, so long as she has signed and has not revoked a release agreement, she will be entitled to receive severance comprised of (i) her base salary in effect at time of termination for the longer of (a) the remainder of the term of the Agreement or (b) eighteen months (the “COC Continuation Period”), (ii) the maximum payable Bonus Payment for the year in which she is terminated, prorated for the portion of such year through the date of termination and (iii) continuation at the Company’s then share of the expense for the lesser of (a) the COC Continuation Period, or (b) until Ms. Beck obtains comparable replacement coverage of medical and dental benefits in effect under COBRA as of the date of termination of employment.

The foregoing summary of the Agreement is qualified in all respects by the Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by this reference.

Item 9.01.                                        Financial Statements and Exhibits.

(d)                                                                                 Exhibits.

Exhibit No.	Description/Exhibit
10.1	Employment Agreement, effective as of January 8, 2018, by and between the Company and Constance Beck

Date: January 12, 2018

Nortech Systems Incorporated
(Registrant)

/s/ Richard G. Wasielewski
Richard G. Wasielewski, CEO